Exhibit 10.40

EXECUTION COPY

Clinical Supply Agreement

This CLINICAL SUPPLY AGREEMENT (the “Agreement”) is entered into as of the 28th day of March, 2012 (“Effective Date”) by and between REGADO BIOSCIENCES INC., a Delaware corporation, with a place of business located at 318 Blackwell Street, Suite 130, Durham, NC 27701 (“Client”), and ALTHEA TECHNOLOGIES, INC., a Delaware corporation, with a place of business located at 11040 Roselle Street, San Diego, CA 92121 (“Althea”). Althea and Client each hereinafter referred to also as a “Party” and collectively as the “Parties.”

WHEREAS Client has formulations and/or know-how related to the Client Product, as defined below;

WHEREAS Althea has the expertise and the manufacturing facility suitable for the Production of Client Product; and

WHEREAS, Client wishes to have Althea Produce Client Product, and Althea wishes to Produce Client Product for Client.

NOW, THEREFORE, in consideration of the premises and the undertakings, terms, conditions and covenants set forth below, the Parties hereto agree as follows:

1.	DEFINITIONS.

1.1 “Affiliate” of a Party hereto shall mean any entity that controls or is controlled by such Party, or is under common control with such Party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least 50% of the voting equity of another entity (or other comparable interest for an entity other than a corporation).

1.2 “Althea SOPs” shall mean Althea’s Standard Operating Procedures, which will be customized on a product specific basis, as necessary, for manufacture of Client Product. Client will review and approve each product specific SOP prior to production of Client Product and any subsequent revisions to these SOPs.

1.3 “Applicable Law” means all applicable provisions in the Territory of any and all national, state, provincial and local statutes, laws, rules, regulations, codes, ordinances of any Regulatory Authority (including any binding common law interpretations) governing the Services or the Client Product.

1.4 “Batch” shall mean a specific quantity of Client Product mutually agreed upon between Client and Althea, and that (a) is intended to have uniform character and quality within specified limits, and (b) is Produced according to a single manufacturing order during the same cycle of manufacture.

1.5 “Bulk Compound” shall mean the active pharmaceutical ingredient of Client Product, in bulk form.

1.6 “cGMP” shall mean current Good Manufacturing Practices applicable to the manufacturing, processing, packaging, holding or distribution of Client Product or any intermediate thereof pursuant to Applicable Law.

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1.7 “Cancellation Fees” shall mean the fees payable by Client under Section 2.5 in the event that Client cancels the Production of any Batch of Client Product set forth in the price estimate stated on the Project Scope, except in the event of a material breach by Althea or a Supply Failure.

1.8 “Certificate of Analysis” shall mean a certificate of analysis that confirms that a Batch meets the Specifications.

1.9 “Client Product” shall mean the pharmaceutical product(s), as set forth in Appendix A, to be Produced by Althea in bulk or finished dosage form for development and/or clinical use only.

1.10 “Components” shall mean all components used by Althea in Production of Client Product under this Agreement. Components are listed in Appendix A, and are identified as Components supplied by Client or its vendors (“Client Supplied Components”) and Components supplied by Althea or its vendors (“Althea Supplied Components”).

1.11 “Facility” shall mean Althea’s facility located at 11040 Roselle Street, San Diego, CA 92121.

1.12 “FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.

1.13 “Invention” shall mean any invention, innovation, improvement, development, new uses, discovery, trade secret, method, know-how, process, technique, or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained, and whether or not patentable or copyrightable.

1.14 “Intellectual Property” shall mean all rights, privileges and priorities provided under applicable supranational, national, federal, state or local law, rule, regulation, statute, ordinance, order, judgment, decree, permit, franchise, license, or other government restriction or requirement of any kind relating to intellectual property, including without limitation, Inventions, whether registered or unregistered, in any country, including without limitation: (a) all (i) patents and patent applications (including any patent that in the future may issue in connection therewith and all divisions, continuations, continuations-in-part, extensions, additions, registrations, confirmations, reexaminations, supplementary protection certificates, renewals or reissues thereto or thereof), (ii) copyrights and copyrightable works, including reports, software, databases and related items, and (iii) trademarks, service marks, trade names, brand names, product names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (b) all registrations, applications, recordings, rights of enforcement, rights of recovery based on past infringement and any and all claims of action related thereto and licenses or other similar agreements related to the foregoing.

1.15 “Labeling” shall mean all labels and other written, printed, or graphic matter upon: (i) Client Product or any container, carton, or wrapper utilized with Client Product or (ii) any written material accompanying Client Product.

1.16 “Master Batch Record” or “MBR” shall mean the formal set of instructions for Production of Client Product. The MBR shall be developed and maintained in Althea’s standard format by Althea, using Client’s master formula and technical support.

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1.17 “Production” or “Produce” shall mean all steps and activities necessary to produce Client Product to be performed by Althea as set forth in Appendix A, and in accordance with Appendix B, including, without limitation and as applicable, the manufacturing, formulation, filling, packaging, inspection, Labeling, in-process testing, quality control and certain release testing.

1.18 “Production Process” shall mean the process for Producing the Client Product.

1.19 “Project Scope” shall mean the detailed scope-of-work set forth in a writing signed by both Parties and attached as Appendix A, which shall include a description of the Services, the Project Timelines and all other information pertinent to the completion of the Services.

1.20 “Purchase Price” shall mean purchase prices for the Client Product to be paid by Client as specified in a writing signed by both Parties and attached as Appendix C.

1.21 “Quality Agreement” shall mean a signed written agreement between Althea and Client that defines the quality roles and responsibilities of each Party in connection with Production of Client Product substantially in the form which is attached to and made a part of this Agreement as Appendix D.

1.22 “Regulatory Authority” shall mean any governmental agency or authority responsible for regulation of Client Product in the Territory that have jurisdiction over the Client Product, whether relating to the development, manufacture, handling, storage transportation, destruction or otherwise. Althea shall have no obligation to Produce Client Product in compliance with the requirements of any non-U.S. Regulatory Authority, except as expressly specified in a Project Scope.

1.23 “Released Executed Batch Record” shall mean the completed batch record and associate deviation reports, investigation reports, and Certificates of Analysis created for each Batch of Client Product.

1.24 “Services” shall mean the services to be performed by Althea for Client as described in the Project Scope.

1.25 “Specifications” shall mean the applicable specifications, including without limitation the handling, manufacturing, packaging, storage and shipping procedures and technical specifications for a Client Product or Bulk Compound, as applicable, as set forth in a writing signed by both Parties and attached as Appendix B and in the MBR.

1.26 “Territory” means those jurisdictions set forth in a Project Scope in which the Client Products are manufactured, distributed and/or used, as the case may be.

2.	DEVELOPMENT AND PRODUCTION OF CLIENT PRODUCT.

2.1 Production: Upon execution of this Agreement, Althea shall commence Production of Client Product in accordance with the Project Scope and pursuant to the timeline set forth therein (the “Project Timeline”). In the event of ambiguity or conflict between this Agreement and Appendix A, the provisions of this Agreement shall control. All Client Product supplied to Client hereunder shall be used solely for clinical or preclinical development purposes.

2.2 Manufacturing Location. The Client Products shall be manufactured at the Facility. Althea shall not change such location without prior written consent from Client.

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2.3 Documentation: The Master Batch Record shall be reviewed and approved by Althea and by Client prior to commencement of Production. Any material change to an approved Master Batch Record will be reviewed and approved by Althea and by Client in writing prior to said change being implemented. Each Batch of Client Product shall be Produced by using a copy of the Master Batch Record. Each copy of the Master Batch Record for such Batch of Client Product shall be assigned a unique Batch number. Any deviation from the Production Process specified in the Master Batch Record must be documented in the copy of the Master Batch Record for that Batch. Althea shall provide Client with the Released Executed Batch Record in a form reasonably suitable for Client’s submission to the FDA.

2.4 Modification of Services: If, at any time while the Services are being performed hereunder, either Client or Althea desires to change the Services or Project Timelines in a material manner, such Party shall make such request in writing, detailing the proposed changes to the Services or Project Timeline to the other Party and the proposed new schedule for completion of the incomplete portion of the Services or the newly proposed services (a “Change in Scope”). Within fifteen (15) business days, Althea shall provide Client with a revised cost and time estimate for performing the modified Services. The Parties shall jointly review the proposed Change in Scope and revised cost and time estimate in good faith. If the Parties cannot agree to such Change in Scope, Althea shall continue to perform the Services as agreed prior to the proposed Change in Scope, if practicable and only upon Client’s written authorization. If the Parties cannot agree and performance of the Services without the Change in Scope is not possible, then either Party may terminate this Agreement in accordance with Section 3.2(c). If the Parties agree to the Change in Scope, Appendix A shall be amended accordingly.

2.5 Cancellation of Production. In the event of cancellation of any Production activity with less than ninety (90) days written notice to Althea, Client shall forfeit the entire pre-payment that it paid to Althea in connection with initiation of the work described in the Project Scope or, if the activities covered by the prepayment have been completed, Client shall in addition to the forfeiture of the pre-payment above pay Althea a Cancellation Fee as follows:

Days Prior Notice to Althea	Fee as a Percent of Cancelled Purchase Order Amounts
60 to 89	25%
30 to 59	50%
15 to 29	75%
< 15	100%

Any payment(s) due and payable under this Section 2.5 shall be made within thirty (30) days after the effective date of cancellation.

2.6 Vendor and Supplier Audit and Certification: Client shall certify and audit all vendors and suppliers of Client Supplied Components. By signing this Agreement Client shall be deemed to have approved Althea’s selection of vendors and suppliers of Althea Supplied Components as set forth in Appendix A attached hereto (the “Approved Third Party Vendors”). Althea shall be responsible for obtaining Client’s written authorization prior to entering into any transactions with any vendors and suppliers, other than the Approved Third Party Vendors for Althea Supplied Components. In the event Althea fails to obtain Client’s approval prior to entering into any such transaction, Client shall not be responsible for any of Althea’s costs associated with such transaction.

2.7 Delivery Terms:

(a) Althea shall ship all Client Product to Client or to Client’s designated consignee. All shipments shall be shipped FCA Althea’s Facility by a common carrier designated by Client, at

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Client’s expense. Client shall procure, at its cost, insurance covering damage or loss of Client Product during shipping. All shipping instructions of Client shall be accompanied by the name and address of the recipient and the shipping date.

(b) Althea shall maintain sufficient capacity and ability to manufacture Client’s projected needs for Client Product based on the then current Project Scope during the Term. Except as otherwise stated in this Agreement Althea’s failure to make delivery of all or any material part (i.e., at least eighty percent (80%) of any order) of the Client Product in accordance with the Project Timelines due to a breach of Althea’s obligations hereunder (including the obligations set forth in the Project Scope and Specifications) shall be considered a late delivery (such an event, a “Supply Failure”) and the late- delivered Client Product may be accepted or rejected in whole or in part by Client, in its sole discretion. In the event of a rejection under this subsection, Client shall be entitled, as its sole and exclusive remedies, except as provided for in Section 7.2, to either a refund of any amounts paid for such rejected Client Product or the actual, direct and documented out-of-pocket damages suffered, up to a maximum aggregate amount of the Purchase Price of the late or undelivered Client Product and shall be permitted to cancel such existing order for Client Product without penalty and terminate this Agreement. The foregoing notwithstanding, a Supply Failure will not result from (i) a force majeure event as described in Section 7.1, or (ii) an act, omission or delay by Client or its Affiliates, agents or a third party other than Althea’s subcontractors that is prejudicial to Althea’s ability to deliver Batch(es) in accordance with the terms and conditions of this Agreement. The provisions of this subsection shall be without prejudice to Client’s rights under Section 3.2 and remedies provided for thereunder

(c) Each Party agrees to promptly notify the other if it believes that there are likely to be substantial changes in the Project Timelines. A Party’s provision of such notification shall not be interpreted in any manner as relieving such Party of its obligations under this Agreement, nor shall it prevent the other Party from pursuing any and all rights and remedies such other Party may have based on its failure to timely perform its obligations in accordance with the terms of this Agreement and Project Timeline.

(d) With each shipment of Client Product, Althea shall provide all documentation as is reasonably required by this Agreement or the Quality Agreement. If such documentation is not supplied promptly following notice to Althea, Client may reject the Client Product.

2.8 Exporter of Record: Client shall be the exporter of record for any Client Product shipped out of the United States, as Client remains the owner of the Client Product. Client warrants that all shipments of Client Product exported from the United States will be made in compliance with all Applicable Laws. Client shall be responsible for obtaining and paying for any licenses, clearances or other Regulatory Authority authorization(s) necessary for the exportation from the United States. Client shall select and pay the freight forwarder who shall solely be Client’s agent. Client and its freight forwarder shall be solely responsible for preparing and filing the shipper’s export declaration and any other documentation required for the export.

2.9 Material Safety Data Sheet: Client shall provide Althea a material safety data sheet for Bulk Compound or other Client-Supplied Components and for Client Product and Althea shall materially conform to established safety practices and procedures set forth therein and shall store and handle Bulk Compound and Client Product as required by the MBR and all Applicable Laws. Althea is under no obligation to produce products which are classified as antibiotics, cytotoxic, or highly active drugs, or are complexed with radioisotopes, all of which generally require segregated and specialized facilities and equipment. Althea understands and agrees that the Bulk Compound may have unpredictable and unknown biological and/or chemical properties and should be used with caution and are not to be used for testing in or treatment of humans. Althea shall immediately notify Client of any unusual health or environmental

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occurrence relating to Client Product, including, but not limited to any claim or complaint by any employee of Althea or any of its Affiliates or third party contractors. Althea agrees to advise Client immediately of any safety or toxicity problems of which it becomes aware regarding the Client Product.

2.10 Deposits and Payment for Client Product Production: In consideration for Althea’s performance of Services in accordance with the terms of this Agreement, Client shall pay Althea the fees set forth on Appendix C in accordance with the payment schedule and other terms set forth on Appendix C.

2.11 Invoices. Client shall pay each undisputed invoice no later than thirty (30) days after receipt of invoice. Client and Althea shall work collaboratively using good faith efforts to resolve any disputed figures. If after a sixty (60) day period, an equitable resolution is not reached, Client and Althea agree to have such dispute resolved in accordance with Section 15.8 below. Payments by Client to Althea, including but not limited to any final payment by Client to Althea, shall not be deemed as an acknowledgement by Client that Althea has performed properly or that Althea has fulfilled its contractual obligations, regardless of whether the respective payments were made with any reservation. All payments to Althea will be subject to a right of deduction and setoff by Client for claims against Althea under this Agreement; provided, that, all such payment disputes shall be resolved in accordance with the provisions of Section 15.8.

2.12 Late Payments. Any undisputed payment due under this Agreement, or payment disputed but ultimately determined to be due to Althea, not received within the times noted above shall bear interest at the lesser of (a) the maximum rate permitted by law, and (b) 1.5% per month on the outstanding balance compounded monthly. Within fifteen (15) days of completion of the final quality control release and receipt of final invoice for each batch of Client Product, Client will notify Althea as to whether to return or dispose of remaining Client Supplied Components, and Client Product. If Althea does not receive notice from Client, Althea will begin assessing a storage fee for that material of the greater of $500 per month, or $2.00 per vial or syringe per month (not including vials or syringes retained by Althea for quality control purposes).

2.13 Returns: Client Product returned by third parties is the responsibility of Client.

3.	TERM AND TERMINATION.

3.1 Term: This Agreement shall commence on the Effective Date and will continue until the Services have been completed, unless sooner terminated pursuant to Section 3.2 herein (the “Term”).

3.2 Termination: This Agreement may be terminated at any time upon the occurrence of any of the following events:

(a) Termination for Breach: Either Party may terminate this Agreement upon the material breach of any provision of this Agreement by the other Party if such breach is not cured by the breaching Party within thirty (30) days (or such additional time reasonably necessary to cure such breach provided the breaching Party has commenced a cure within the thirty (30) day period and is diligently pursuing completion of such cure) after receipt by the breaching Party of written notice of such breach.

(b) Termination for Financial Matters: This Agreement may be terminated immediately by either Party by giving the other Party written notice thereof in the event such other Party makes a general assignment for the benefit of its creditors, or proceedings of a case are commenced in any court of competent jurisdiction by or against such Party seeking (a) such Party’s reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (b)

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the appointment of a receiver or trustee for or over such Party’s property, or (c) similar relief in respect of such Party under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debt, and such proceedings shall continue undismissed, or an order with respect to the foregoing shall be entered and continue unstated, for a period of more than sixty (60) days.

(c) Termination for Failure to Agree on Change in Scope. Either Party may terminate this Agreement upon thirty (30) days prior written notice to the other Party in accordance with Section 2.4 above.

(d) Termination by Client: Client shall have the right to terminate this Agreement, with or without cause, with thirty (30) days written notice to Althea.

3.3 Effect of Termination: In the event of early termination of this Agreement, and/or any requisite Change in Scope(s), except for termination by Client pursuant to Section 3.2(a), Client shall pay to Althea (i) any additional amounts owed, but not yet paid for Services actually and properly performed, (ii) actual costs resulting from reasonably incurred Project Scope-related commitments, including without limitation all costs for all materials and supplies with respect to the Client Product, which cannot be cancelled and which were entered into by Althea with respect to such Services prior to the time of Althea’s receipt of notice of termination, (iii) the Purchase Price for all Client Product properly Produced prior to the time of Althea’s receipt of notice of termination and/or (iv) all reasonable and verified costs directly attributable to closing out, winding down or transferring the Services which can not otherwise be avoided by Althea as of the effective date of termination; provided, however that Althea shall use its commercially reasonable efforts to mitigate such costs. Notwithstanding the foregoing, Althea shall either apply any excess payments from Client over the amounts due Althea as a credit against future amounts due and payable under this Agreement, or promptly refund such excess in Client’s sole discretion.

Any payment(s) due and payable under this Section 3.3 shall be made within sixty (60) days after the effective date of termination.

3.4 Survival: Termination, expiration, cancellation or abandonment of this Agreement through any means or for any reason, except as set forth in Section 12.1, shall be without prejudice to any accrued obligation or the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement. The provisions of Sections 3, 4.7, 6, 9, 10, 11, 12, 13, 14, and 15 hereof shall survive expiration or termination of this Agreement.

4.	CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE.

4.1 Certificates of Analysis: Althea shall test, or cause to be tested by approved third parties, each Batch of Client Product Produced pursuant to this Agreement for compliance with the Specifications before delivery to Client. A Certificate of Analysis for each Batch delivered shall set forth the items tested, Specifications, and test results. Althea shall also indicate on the final page of the Released Executed Batch Record that all batch Production and control records have been reviewed and approved by the appropriate quality control unit. Althea shall send, or cause to be sent, such Certificate of Analysis to Client prior to the shipment of Client Product (unless Client Product is shipped under quarantine). Client shall test, or cause to be tested, for final release, each Batch of Client Product to determine conformance to the Specifications. Client assumes full responsibility for final release of each Batch of Client Product.

4.2 Manufacturing Compliance: Althea shall manufacture, supply and deliver the Client Product in strict conformity with the Specifications. Althea shall advise Client immediately if an authorized agent of any Regulatory Authority visits Althea’s manufacturing facility and makes an inquiry regarding Althea’s Production of Client Product for Client.

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4.3 Reserve Samples: Client shall be responsible for obtaining and maintaining sufficient quantities of Client Product reserve samples in accordance with cGMP and the Specifications.

4.4 Validation. Althea shall be responsible to ensure that the Facility and all utilities, equipment and the processes utilized to manufacture the Client Product are generally validated according to the guidelines of all applicable Regulatory Authorities for the manufacture of products similar to Client Product. Client Product-specific validations are the responsibility of Client as set forth in Section 4.8.

4.5 Quality Agreement: The Parties shall enter into the Quality Agreement within sixty (60) days following the Effective Date. Althea shall maintain a current quality control system compliant with all applicable Regulatory Authorities and the Quality Agreement for all Client Product to be delivered hereunder.

4.6 Distribution Records: Althea shall maintain distribution records with respect to Client Product supplied hereunder that contain all of the appropriate information as specified in cGMP.

4.7 Audits Rights:

(a) Records. During the Term hereof, and for at least three years thereafter (or such longer period as may be required by Applicable Law), Althea shall maintain complete and systematic written records of Production of Client Product; provided, however, Althea shall give Client notice thirty (30) days prior to any discard or destruction of such records.

(b) Annual Audits. Client, at mutually agreed times during normal business hours, shall have the right to inspect, once per calendar year for not more than two days, Althea Batch records and the portions of the Facility used for Production of Client Product. If the Parties agree to audits more than one time in a calendar year or for more than two days, Client agrees to reimburse Althea for Althea’s reasonable expenses incurred in hosting the additional audit(s). All audited data will be treated as Confidential Information of Althea, and Client shall not be permitted to remove or copy data without Althea’s prior consent.

(c) For Cause Audits. Client shall also have the right to conduct “for-cause” audits to address significant Client Product or Production failures. Client Product failures shall include by way of example and not limitation, failures related to stability out of specification, sterility, or regulatory audits. Client shall notify Althea in writing in advance of its intent to conduct a “for cause” audit and thereafter, Althea and Client shall mutually determine the timing of the audit.

4.8 Regulatory Compliance: Unless otherwise stated, Althea is responsible for compliance with all Applicable Laws as they apply generally to production of clinical and pharmaceutical products. Client shall be responsible for compliance with all Applicable Laws as they apply to all other aspects of the Production, including the Client-Supplied Components, and the use, and sale of Client Product, which responsibility shall include, without limitation, all contact with the applicable Regulatory Authorities regarding the foregoing.

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5.	ACCEPTANCE OF CLIENT PRODUCT.

5.1 Non-Conforming Client Product:

(a) If Client does not notify Althea within thirty (30) days of receipt of delivery of a Batch of Client Product that such Batch does not conform to the Specifications and cGMP, then Client shall be deemed to have accepted the Batch and waived its right to revoke acceptance, provided that Client may revoke such acceptance in the event that all release testing of such Batch was performed by Althea, or its designee as permitted under the Quality Agreement, and Client Product contains a defect or non-conformity that (i) existed at the time of shipment by Althea under Section 2.7 (ii) was not discoverable by Client upon its review of the Batch production records and release documentation, (iii) was caused by Althea’s negligence or willful misconduct and (iv) Client gives notice of to Althea within thirty (30) days of the identification of such non-conformity or defect, and prior to expiration date of such Batch, but in no event later than eighteen (18) months from the date of shipment by Althea (a “Limited Latent Defect”). Notwithstanding the above, a defect or non-conformity which could not have been discovered by Althea in connection with Althea’s release testing of such Batch in accordance with the testing Specifications, which Specifications shall be determined by the Client, shall not be deemed a Limited Latent Defect.

(b) If Client believes any such Batch does not conform to the Specifications and cGMP, it shall notify Althea by telephone and provide a detailed explanation of the non-conformity, and shall confirm such notice in writing via overnight delivery to Althea. Upon receipt of such notice, Althea will investigate such alleged non-conformity, and if Althea agrees such Batch is non-conforming, shall deliver to Client a corrective action plan within thirty (30) days after receipt of Client’s written notice of non-conformity, or such additional time as is reasonably required if such investigation or plan requires data from sources other than Client or Althea.

(c) If Althea disagrees with Client’s determination that the such Batch is non-conforming, Althea shall so notify Client by telephone within the thirty (30) day period and confirm such notice in writing by overnight delivery. In connection with such a disagreement, samples of such Batch will be submitted to a mutually acceptable laboratory or independent consultant for resolution, whose determination of conformity or non-conformity, and the cause thereof if non-conforming, shall be binding upon the Parties. All expenses related to such third party investigation shall be shared equally by the Parties, unless and until the non-conformity shall have been found to have been caused by the negligence of Althea, in which case Althea shall reimburse Client for its portion of such expenses previously paid.

(d) Manufacturing deviations and investigations which occur during Production of a Batch and which do not cause the Production to be non-compliant with cGMP, shall not be deemed to cause the Batch to be non-conforming.

(e) Exclusive Remedies for Non Conforming Product: In the event Althea agrees, or the independent laboratory or consultant determines, that such Batch is non-conforming as a result of Althea’s (i) negligence, and/or (ii) breach of its obligations hereunder (including without limitation, the obligations as set forth in the Project Scope and Specifications) and Client rejects such Batch, then Althea, at Client’s request, shall either (i) at Althea’s expense, replace such non-conforming Batch within sixty (60) days from receipt of replacement Bulk Compound from Client at Client’s expense, subject to subsection (g) below, or (ii) refund or credit the Purchase Price of the non-conforming Batch, and in each case Client shall be entitled to the remedy set forth in subsection (g). In such event disposition or disposal of the non-conforming Batch shall be Althea’s responsibility and expense. For clarity, if Althea does not agree with Client’s claim of nonconformity with the Specifications or cGMP and/or the cause thereof, Client shall not dispose of or transfer the rejected Batch to Althea until ten (10) days after a final

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determination is made by a third party laboratory as provided in Section 5.1(c) above that such Batch does not conform due to the negligence or willful misconduct of Althea or breach by Althea of its obligations hereunder.

(f) Notwithstanding the foregoing, if a Batch is non-conforming due to non-conforming Bulk Compound or other Client-Supplied Components or other matters with the responsibilities of Client, then Client will not be entitled to the foregoing remedies. In addition, the due date for the final invoice issued at completion of Production of said non-conforming Batch of Client Product will be extended until the date at which replacement Batch is released and determined to be conforming by Althea and Client.

(g) In the case where a Batch is non-conforming and rejected due to the circumstances set forth in subsection (e) above, then Althea shall promptly file a claim under its Professional Liability Insurance Policy maintained in accordance with Section 14.2 or other applicable insurance policy(ies) including but not limited to all insurance policies set forth in Section 14.2 (the “Policy”) for any Bulk Compound consumed in Producing such non-conforming Batch (“Lost Bulk Compound”). Client shall be entitled to reimbursement by Althea up to the total amount of any insurance proceeds received under such Policy up to the replacement value of any Lost Bulk Compound. Althea shall be responsible for paying any deductible.

6.	CLIENT PRODUCT RECALLS.

In the event Client shall be required to recall any Client Product because such Client Product may violate any Applicable Laws of any applicable Regulatory Authority, or does not conform to the Specifications, or in the event that Client elects to institute a voluntary recall, withdrawal, field alert or similar action (collectively a “Recall”), Client shall be responsible for coordinating such Recall. Client promptly shall notify Althea if any Client Product is the subject of a Recall and provide Althea with a copy of all documents relating to such Recall. Althea shall reasonably cooperate with Client in connection with any Recall. Client shall be responsible for all of the costs and expenses of such Recall; provided, that if such Recall results from a Limited Latent Defect, Althea agrees that it shall reimburse Client for the reasonable, out-of-pocket costs and expenses of such Recall(s), up to a total aggregate of up to $500,000.

7.	FORCE MAJEURE;.

7.1 Force Majeure Events: Failure of either Party to perform under this Agreement shall not subject such Party to any liability to the other if such failure is caused by acts of God, acts of terrorism, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, compliance with any extraordinary order or regulation of any government entity or by any cause beyond the reasonable control of the affected Party, whether or not foreseeable, provided that written notice of such event is promptly given to the other Party. In the case of a force majeure event, Althea shall use commercially reasonable efforts to arrange for the Production of Client Product through subcontracting or other means as appropriate to provide Client Product meeting the Specifications and produced in substantial compliance with the Althea SOPs; provided that, Althea shall obtain Client’s written consent prior to arranging for any such Production of Client Product through a subcontractor or by any other means and further ensuring that such subcontractor agrees to perform such transferred services pursuant to terms and conditions consistent with those set forth in this Agreement. The responsibility for any differential in the cost for such Production will be mutually agreed upon by the Parties. However, if Althea is unable to provide a solution for the Production of Client Product within sixty (60) days of such event, Client may terminate this Agreement as specified in Section 3.2(a) of this Agreement.

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7.2 Cooperation: In the event of a force majeure as described in Section 7.1 above or a Supply Failure, Althea shall reasonably cooperate with Client to transfer all affected Services, including without limitation all methods, Bulk Compound and Components required to complete such affected Services, to an alternate supplier, as selected by Client in the Client’s sole discretion. In the event of a Supply Failure, Althea shall be responsible for all costs associated with such transfer of Services to the selected alternate supplier which costs shall be (a) in addition to the costs and limitations set forth in Section 2.7(b) but (b) limited to the amounts paid hereunder by Client to Althea for transfer and requisite validation of all methods required for use by Althea to fulfill the Services.

8.	CHANGES IN PRODUCTION.

8.1 Regulatory Changes to Master Batch Records and Specifications: Althea agrees to inform Client within fifteen (15) days of the result of any regulatory requirements implemented by the FDA or any other Regulatory Authority that affect the Production of Client Product. Althea shall notify Client of and require written approval from Client for changes to Master Batch Records and Client Product Specifications prior to the Production of subsequent Batches of Client Product.

8.2 Product-Specific Regulatory Authority Required Changes: If facility, equipment, process or system changes are required of Althea as a result of requirements set forth by the FDA or any other Regulatory Authority, and such regulatory changes apply only to the Production and supply of one or more Client Products, then Client and Althea will review such requirements and agree in writing to such regulatory changes, and Client shall bear 100% of the reasonable costs thereof.

8.3 General Regulatory Authority Required Changes: If such regulatory changes, as described in Section 8.2 above, apply generally to the Client Product as well as to other products produced by Althea for itself or for third parties, then Client shall pay a pro rata amount of the reasonable cost of such regulatory changes based upon the proportion of time that such facility is dedicated to the Production of Client Product relative to the production of such other products.

8.4 Non-Regulatory Changes. All non-regulatory required modifications, changes, additions or deletions to the (1) MBRs or Specifications; (2) the Client Product-specific Althea SOPs; (3) storage or distribution Specifications of the Client Product; (4) composition, source, or manufacturing of any raw material for Client Product; (5) method of producing, processing or testing Client Product; (6) subcontractors (other than independent contractor providing ancillary services in the ordinary course of Althea’s operations) used for producing, processing or testing Client Product; or (7) the Facility which Althea intends to carry out must be evaluated and documented by Althea. Prior to implementation of any such change, Althea agrees to obtain Client’s prior written consent to do so, which consent shall not be unreasonably withheld or delayed.

9.	CONFIDENTIALITY.

9.1 Confidentiality. For purposes of this Agreement “Confidential Information” means all information provided by or on behalf of one Party (the “Disclosing Party”) to the other Party in connection with this Agreement whether or not such information is identified as confidential at the time of disclosure, including, without limitation, all data, inventions and information developed in or as a result of the performance of this Agreement, whether in oral, written, graphic or electronic form. Without limiting the generality of the foregoing, all Inventions and Intellectual Property of either Party shall be deemed the “Confidential Information” of such Party. Each Party agrees, with respect to any Confidential Information disclosed to such Party (the “Receiving Party”) by the Disclosing Party hereunder: (a) to use such Confidential Information only for the purposes set forth in this Agreement; (b) to receive, maintain and hold the Confidential Information in strict confidence and to use the same methods and degree of care

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(but at least reasonable care) to prevent disclosure of such Confidential Information as it uses to prevent disclosure of its own proprietary and Confidential Information and to protect against its dissemination to unauthorized parties; (c) not to disclose, or authorize or permit the disclosure of any Confidential Information to any third party without the prior written consent of the Disclosing Party; and (d) except as needed to fulfill its obligations hereunder, to return any Confidential Information to the Disclosing Party at the request of the Disclosing Party and to retain no copies or reproductions thereof, except that the Receiving Party may retain a single archival copy of the Confidential Information for the sole purpose of determining the scope of obligations incurred under this Agreement.

9.2 Limitations. The Receiving Party shall not be obligated to treat information as Confidential Information of the Disclosing Party if the Receiving Party can show by competent written evidence that such information: (a) was already known to the Receiving Party without any obligations of confidentiality prior to receipt from the Disclosing Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the Receiving Party in breach of any obligation of confidentiality; (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation not to disclose such information to others; or (e) was independently discovered or developed by the Receiving Party without the use of or reference to the Disclosing Party’s Confidential Information.

9.3 Authorized Disclosure. Notwithstanding Section 9.1, the Receiving Party may disclose Confidential Information, without violating its obligations under Article 9, to the extent the disclosure is required by a valid order of a court or other governmental body having jurisdiction; provided, however, that the Receiving Party gives reasonable prior written notice to the Disclosing Party of such required disclosure and makes a reasonable effort to assist the Disclosing Party in obtaining, a protective order preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation requires, or for which the order was issued. The Receiving Party will limit access to the Confidential Information of the Disclosing Party to only those of the Receiving Party’s employees or authorized representatives having a need to know and who are bound by obligations of confidentiality and non-use consistent with those set forth herein. Notwithstanding the foregoing, Althea shall be permitted to disclose Client Product information to third party developmental and analytical service providers who have a need to know such information in connection with performance of its obligations hereunder, provided such providers shall be subject to confidentiality agreements consistent with this Article 9.

9.4 Injunctive Relief. The Parties expressly acknowledge and agree that any breach or threatened breach of this Article 9 may cause immediate and irreparable harm to the Disclosing Party which may not be adequately compensated by damages. Each Party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies available at law, the Disclosing Party shall have the right to seek equitable and injunctive relief, without bond and without proof of damages, in connection with such a breach or threatened breach.

9.5 Public Announcements. All publicity, press releases and other announcements relating to this Agreement shall be reviewed in advance by, and subject to the approval of, both Parties (which approval shall not be unreasonably withheld); provided, however, that either Party may (a) disclose the terms of this Agreement insofar as required to comply with applicable securities laws, provided that in the case of such disclosures the Party proposing to make such disclosure notifies the other Party reasonably in advance of such disclosure and cooperates to minimize the scope and content of such disclosure, and (b) disclose the terms of this Agreement to such Party’s investors, professional advisors or potential investors, acquirers, or merger candidates who are bound by obligations of confidentiality and non-use

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consistent with those set forth herein. The failure of a Party to respond in writing to a publication proposal from the other Party within five working days of such Party’s receipt of such publication shall be deemed as such Party’s approval of such publication as received by such Party. Each Party agrees that it shall cooperate fully and in a timely manner with the other with respect to any disclosures to the Securities and Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of Confidential Information of either Party included in any such disclosure.

9.6 Duration of Confidentiality: All obligations of confidentiality and non-use imposed upon the Parties under this Agreement shall expire ten (10) years after the expiration or earlier termination of this Agreement; provided, however, that Confidential Information which constitutes the trade secrets of a Party shall be kept confidential indefinitely, subject to the limitations set forth in Sections 9.2 and 93.

10.	INVENTIONS/PROPRIETARY RIGHTS.

10.1 Existing Intellectual Property: Except as the Parties may otherwise expressly agree in writing, each Party shall continue to own its existing Intellectual Property (“Existing Intellectual Property”), without conferring any interests therein on the other Party. Neither Party nor any third party shall acquire any right, title or interest in the other Party’s Existing Intellectual Property by virtue of this Agreement or otherwise, except to the extent expressly provided herein.

10.2 Ownership of New Inventions:

(a) All materials, documents, information, programs and Intellectual Property provided to Althea by Client or on behalf of Client in connection with the performance of the Services shall be the exclusive property of Client. Althea will have no rights of ownership, registration or independent use with regard to (i) the Specifications provided by Client, (ii) any manufacturing processes or technology provided by Client to Althea for use in the manufacture of the Client Product, or (iii) any other Client Existing Intellectual Property.

(b) As between the Parties, Client shall own all right, title, and interest in and to any Intellectual Property, including without limitation any Invention, that is created, conceived and reduced to practice, arising from or as a result of the performance of Services under this Agreement and/or any Change in Scope(s) (i) to the extent they are specific to Client Product or (ii) are derived from Client’s Confidential Information (“Client Inventions”). For clarity, Althea shall retain Inventions made by it or its agents in the performance of Services, to the extent (1) generally applicable to products and services offered by Althea and (2) not derived from Client’s Confidential Information; provided, however, Althea hereby grants Client a perpetual, non-exclusive, irrevocable, royalty-free sublicensable license to such Inventions solely for the purposes of manufacturing the Client Products, including having the Client Products manufactured by a third party. Any copyrightable work that is a deliverable under this Agreement shall be considered work made for hire, whether published or unpublished, and all rights therein shall be the property of Client as author and owner of copyright in such particular work. Althea shall promptly report and assign to Client all rights, title and interest in such works and all Client Inventions.

(c) Althea represents and warrants that all services personnel who shall perform Services under this Agreement have agreed or shall agree to assign to Althea all Client Inventions made by such individual in the performance of this Agreement, as well as all rights, title and interests therein. If Client desires to file patent applications or other submissions on any Client Inventions, it shall do so at its own expense, and those persons participating in the discovery shall, if requested by Client to do so, assist in the preparation of such patent application or other submissions for which reasonable time and expenses incurred shall be paid by Client.

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10.3 Disclaimer: Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed or interpreted, either expressly or by implication, estoppel or otherwise, as: (i) a grant, transfer or other conveyance by either Party to the other of any right, title, license or other interest of any kind in any of its Inventions or other Intellectual Property, (ii) creating an obligation on the part of either Party to make any such grant, transfer or other conveyance or (iii) requiring either Party to participate with the other Party in any cooperative development program or project of any kind or to continue with any such program or project.

10.4 Confidentiality of Inventions: Inventions, including Client Inventions shall be deemed to be the Confidential Information of the Party(ies) owning such Inventions. Any disclosure of Information by one Party to the other under the provisions of this Article 10 shall be treated as the disclosing Party’s Confidential Information under this Agreement. It shall be the responsibility of the Party preparing a patent application to obtain the written permission of the other Party to use or disclose the other Party’s Confidential Information in the patent application before the application is filed and for other disclosures made during the prosecution of the patent application.

11.	REPRESENTATIONS AND WARRANTIES.

11.1 Mutual Representations: Each Party hereby represents and warrants to the other Party that (a) such Party is duly organized, validly existing, and in good standing under the laws of the place of its establishment or incorporation, (b) such Party has taken all action necessary to authorize it to enter into this Agreement and perform its obligations under this Agreement, (c) this Agreement will constitute the legal, valid and binding obligation of such Party, and (d) neither the execution of this Agreement nor the performance of such Party’s obligations hereunder will conflict with, result in a breach of, or constitute a default under any provision of the organizational documents of such Party, or of any law, rule, regulation, authorization or approval of any government entity, or of any agreement to which it is a Party or by which it is bound.

11.2 Althea Warranty: Althea represents and warrants that Client Product shall be Produced in accordance with Specifications and cGMP. Althea represents and warrants that it has obtained (or will obtain prior to Producing Client Product), and will remain in compliance with during the Term, all permits, licenses and other authorizations (the “Permits”) which are required under Applicable Laws for the Production of Client Product; provided, however, Althea shall have no obligation to obtain Permits relating to the sale, marketing, distribution or use of Bulk Compound or Client Product or with respect to the Labeling of Client Product. Althea makes no representation or warranty with respect to the sale, marketing, distribution or use of the Bulk Compound or, except as expressly set forth in this Section 11.2, the Client Product, or as to printed materials supplied by Client or its consignee

11.3 Client Warranties: Client warrants that (a) it has the right to give Althea any information provided by Client hereunder, and that Althea has the right to use such information for the Production of Client Product (b) Client has not received any notice, demand, allegation, opinion or inquiry regarding any patents, Intellectual Property rights or other proprietary rights of third parties that would be infringed or misappropriated by either party’s performance hereunder. Client further warrants that the Bulk Compound provided to Althea hereunder (1) conforms to the Specifications and (2) is not adulterated or misbranded within the meaning of the U.S. Federal Food, Drug and Cosmetic Act, as amended from time to time.

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11.4 Disclaimer of Warranties: Except as expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Without limiting the foregoing, Althea makes no representation or warranty, and Client expressly waives all claims against all Althea Indemnitees arising out of or in connection with any claims relating to the stability, efficacy, safety, or toxicity of any Client Product Produced in accordance with the Specifications and cGMP.

12.	LIMITATION OF LIABILITY.

12.1 Limitation of Liability: Client’s sole and exclusive remedies for Althea’s failure to deliver conforming or non-defective Client Product under this Agreement are limited to those remedies set forth in section 2.7 and Articles 3, 5 and 6. EXCEPT FOR THIRD PARTY CLAIMS FOR WHICH INDEMNIFICATION IS PROVIDED UNDER SECTIONS 13.1 AND 13.2 UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOSS OF USE OR PROFITS, COST OF COVER, COST OF A RECALL (OTHER THAN AS SET FORTH IN ARTICLE 6) OR OTHER INDIRECT, COLLATERAL, SPECIAL, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES, LOSSES, OR EXPENSES, OR BY REASON OF THE PRODUCTION AND DELIVERY OF CLIENT PRODUCT UNDER THIS AGREEMENT WHETHER SUCH CLAIMS ARE FOUNDED IN TORT OR CONTRACT.

12.2 Waiver of Property Claims: All Althea Supplied Components and equipment used by Althea in the Production of Client Product (collectively, “Althea Property”) shall at all times remain the property of Althea. Althea assumes risk of loss for all Althea Property and Client Supplied Components, (except certain losses of Bulk Compound covered by section 5.1) until delivery to a common carrier as specified under Section 2.7(a). Althea hereby waives any and all rights of recovery against Client and its Affiliates, and against any of their respective directors, officers, employees, agents or representatives, for any loss or damage to Althea Property. Client assumes all risk of loss for all Client Product upon delivery to a common carrier as specified under Section 2.7.

12.3 Waiver of Development Claims: In connection with the development of Client Product, Althea represents only that it will use reasonable care in providing information and recommendations as they relate to development studies, formulation, primary packaging and manufacturing process development. Althea makes no representation or warranty, and Client expressly waives all claims against Althea and its Affiliates, and any of their respective agents or employees, arising out of or in connection with any claims relating to the compliance, stability, efficacy, safety, or toxicity of Client Product which arise out of manufacturing development, formulation development, packaging development or other development services and advice provided by Althea.

13.	INDEMNIFICATION.

13.1 Client Indemnification: Client hereby agrees to save, defend, indemnify and hold harmless Althea and its Affiliates and their respective officers, directors, employees, contractors, consultants and agents (each, an “Althea Indemnitee”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any Althea Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any third party including, without limitation, property damage, death or personal injury of third parties (a “Claim”) against an Althea Indemnitee arising or resulting, directly or indirectly, from (a) Client’s promotion, labeling, marketing, distribution, use or sale of Client Product, (b) Client’s negligence or willful misconduct or (c) Client’s material breach of any representation, warranty, obligation or

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covenant under this Agreement, except where and to the extent any such Loss or Claim arises in whole or in part from Althea Indemnitee’s (i) negligence or willful misconduct or (ii) material breach of this Agreement.

13.2 Althea Indemnification: Althea hereby agrees to save, defend, indemnify and hold harmless Client and its Affiliates and any of their respective directors, officers, employees, subcontractors and agents (each, a “Client Indemnitee”) from and against any and all Losses to which any Client Indemnitee may become subject as a result of any Claim against a Client Indemnitee arising or resulting, directly or indirectly, from (i) Althea’s negligence or willful misconduct or (ii) Althea’s material breach of any representation, warranty, obligation or covenants under this Agreement, except to the extent any such Loss or Claim arises in whole or in part from any of the matters (a) through (c) indemnified by Client above.

13.3 Indemnitee Obligations: A Party that makes a claim for indemnification under this Article 13 shall promptly notify the other Party (the “Indemnitor”) in writing of any action, claim or other matter in respect of which such Party, intends to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The indemnified Party shall permit the Indemnitor, at its discretion, to settle any such action, claim or other matter, and the indemnified Party agrees to the complete control of such defense or settlement by the Indemnitor. Notwithstanding the foregoing, the Indemnitor shall not enter into any settlement that would adversely affect the indemnified Party’s rights hereunder, or impose any obligations on the indemnified Party in addition to those set forth herein, in order for it to exercise such rights, without indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed. No such action, claim or other matter shall be settled without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed. The indemnified Party shall fully cooperate with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by the indemnification obligations of this Article 13. The indemnified Party shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.

14.	INSURANCE.

14.1 Client Insurance: Client shall procure and maintain, from the Effective Date through the date that is one year after the expiration date of all Client Product Produced under this Agreement, Commercial General Liability Insurance, including without limitation, Clinical Trial Product Liability and Contractual Liability coverage (the “Client Insurance”). The Client Insurance shall cover amounts not less than $3,000,000 combined single limit and shall be with an insurance carrier reasonably acceptable to Althea. Althea shall be named as an additional insured on the Client Insurance and Client promptly shall deliver a certificate of Client Insurance and endorsement of additional insured to Althea evidencing such coverage. If Client fails to furnish such certificates or endorsements, or if at any time during the Term Althea is notified of the cancellation or lapse of the Client Insurance, and Client fails to rectify the same within ten (10) days after notice from Althea, Althea, at its option, may terminate this Agreement. Any deductible and/or self insurance retention shall be the sole responsibility of Client.

14.2 Althea Insurance: Althea shall procure and maintain, from the Effective Date through the date that is one year after the expiration date of all Client Product Produced under this Agreement, Commercial General Liability Insurance, including without limitation, Product Liability, Professional Liability and Contractual Liability coverage (the “Althea Insurance”). The Althea Insurance shall cover amounts not less than $2,000,000 combined single limit. Client shall be named as an additional insured on the Althea Insurance and Althea promptly shall deliver a certificate of Althea Insurance and endorsement of additional insured to Client evidencing such coverage. If Althea fails to furnish such certificates or

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endorsements, or if at any time during the Term Client is notified of the cancellation or lapse of the Althea Insurance, and Althea fails to rectify the same within ten (10) days after notice from Client, Client, at its option, may terminate this Agreement. Any deductible and/or self insurance retention shall be the sole responsibility of Althea.

14.3 Waiver of Subrogation: Each Party hereby waives any and all rights of recovery against the other Party and its Affiliates, and against any of their respective directors, officers, employees, agents or representatives, for any loss or damage to the extent the loss or damage is covered by insurance (whether or not such insurance is described in this Agreement).

15.	GENERAL PROVISIONS.

15.1 Notices: Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the actual delivery thereof at the address designated in accordance with this paragraph.

If to Client:	Regado Biosciences Inc. 120 Mountain View Boulevard Basking Ridge, New Jersey 07920 Attn: Christopher Rusconi
	Telephone:	(919) 354-1909
	Facsimile:	(919) 287-2528

If to Althea:	Althea Technologies, Inc. 11040 Roselle Street San Diego, CA 92121 Attn: Chief Financial Officer
	Telephone:	(858) 882-0123
	Facsimile:	(858) 882-0133

For specific inquiries, please contact the appropriate individuals as identified on Appendix 1 to the Quality Agreement.

15.2 Entire Agreement; Amendment: The Parties hereto acknowledge that this Agreement together with all Appendices attached hereto sets forth the entire agreement and understanding of the Parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. No modification of any of the terms of this Agreement, or any amendments or Appendices, shall be deemed to be valid unless in writing and signed by an authorized agent or representative of both Parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

15.3 Waiver: None of the provisions of this Agreement shall be considered waived by any Party hereto unless such waiver is agreed to, in writing, by authorized agents of both Parties. The failure of a Party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law shall not be deemed a waiver of any rights of any Party hereto.

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15.4 Assignment: This Agreement may not be assigned or transferred by either Party without the prior written consent of the other, which consent will not be unreasonably withheld or delayed; provided, however, that either Party may assign this Agreement without the other Party’s consent to an Affiliate or in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise. Any attempted assignment of this Agreement not in compliance with this Section 15.4 shall be null and void. No assignment shall relieve either Party of the performance of any accrued obligation that such Party may then have under this Agreement. This Agreement shall inure to the benefit of and be binding upon each Party signatory hereto, its successors and permitted assigns, subsidiaries and Affiliates.

15.5 Taxes: Except as otherwise provide in this Agreement, Client shall pay all national, state, municipal or other sales, use excise, import, property, value added, or other similar taxes, assessments or tariffs assessed upon or levied against the sale of Client Product to Client pursuant to this Agreement or the sale or distribution of Client Product by Client (or at Client’s sole expense, defend against the imposition of such taxes and expenses). Althea shall notify Client of any such taxes that any Regulatory Authority is seeking to collect from Althea, and Client may assume the defense thereof in Althea’s name, if necessary, and Althea agrees to fully cooperate in such defense to the extent of the capacity of Althea, at Client’s expense. Althea shall pay all national, state, municipal or other taxes on the income resulting from the sale by Althea of the Client Product to Client under this Agreement, including but not limited to, gross income, adjusted gross income, supplemental net income, gross receipts, excess profit taxes, or other similar taxes.

15.6 Independent Contractor: Althea shall act as an independent contractor for Client in providing the services required hereunder and shall not be considered an agent of, partner of, or joint venturer with, Client. Unless otherwise provided herein to the contrary, Althea shall furnish all expertise, labor, supervision, machining and equipment necessary for performance hereunder and shall obtain and maintain all building and other permits and licenses required by public authorities.

15.7 Governing Law; Limitations: This Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to the principals of conflicts of laws. The Federal and state courts of the State of Delaware, shall have personal jurisdiction over the Parties hereto in all matters arising hereunder, and the exclusive venue for any suit brought by either Party against the other Party in connection with this Agreement will be the Federal and state courts located in Delaware. All suits or other actions for breach or default under this agreement shall be brought within one year after the cause of action accrued or shall be deemed waived.

15.8 Dispute Resolution: Prior to initiating any court, administrative or other action on a claim, dispute, demand or assertion related to this Agreement (collectively, a “Dispute”), the claimant shall give notice to the other Party, detailing the nature of the Dispute and the facts relevant thereto and each Party’s Chief Executive Officer, or any other executive officer as determined by such Party (the “Senior Officers”), shall in good faith attempt to resolve such Dispute. Any final decision mutually agreed to by the Senior Officers shall be documented. Only if the Senior Officers, using diligent and good faith efforts, are not able to agree on the resolution of any such Dispute after forty (40) days from notice of the Dispute, may either Party initiate any court, administrative or other action relating to such Dispute.

15.9 Attorney’s Fees: The successful Party in any litigation or other dispute resolution proceeding to enforce the terms and conditions of this Agreement shall be entitled to recover from the other Party reasonable attorney’s fees and related costs involved in connection with such litigation or dispute resolution proceeding.

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15.10 Severability: In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the Parties hereto have each caused this Product Development and Clinical Supply Agreement to be executed by their duly-authorized representatives as of the Effective Date above written.

REGADO BIOSCIENCES INC.		ALTHEA TECHNOLOGIES, INC.

By:	/s/ Christopher P. Ruscuni	By:	/s/ Martha J. Demski	Martha J. Demski SVP and CFO
2012.04.13 11:13:04-07’00’

Name:	Christopher P. Ruscuni	Name:

Title:	SVP Preclinical/Discovery & CSO	Title:

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APPENDIX A

PROJECT SCOPE

Attached “Analytical Price Quote” fully executed on March 26, 2012

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